-28-
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                                                                  Exhibit (11)

             OWENS-CORNING FIBERGLAS CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS

                                       Quarter Ended   For the Nine Months
                                       September 30,   ended September 30,
                                      1995      1994      1995      1994
                                      ----      ----      ----      ----
                                        (In millions of dollars, except
                                          share data and where noted)
Primary:
--------
Net Income                         $    69   $    53   $   165   $   116
                                   =======   =======   =======   =======
Weighted average number of shares
  outstanding (thousands)           50,745    43,799    48,582    43,474
Weighted average common equivalent
  shares (thousands):
    Deferred awards                     16        19        15        22
    Stock options using average
      market price                     622       709       463       638
                                   -------   -------   -------   -------
Primary weighted average number of
  common shares outstanding and
  common equivalent shares
  (thousands)                       51,383    44,527    49,060    44,134
                                   =======   =======   =======   =======

Primary per share amount           $  1.35   $  1.19   $  3.36   $  2.63
                                   =======   =======   =======   =======
Fully Diluted:
--------------
Net Income                         $    71   $    55   $   170   $   122
                                   =======   =======   =======   =======
Weighted average number of shares
  outstanding (thousands)           50,745    43,799    48,582    43,474
Weighted average common equivalent
  shares (thousands):
    Deferred awards                     16        19        15        22
    Stock options using the higher
      of average market price or
      market price at end of period    632       729       484       652
Shares from assumed conversion
  of debt                                -     5,798     2,031     5,798
Shares from assumed conversion
  of preferred securities            4,566         -     2,283         -
                                   -------   -------   -------   -------
Fully diluted weighted average
  number of common shares
  outstanding and common
  equivalent shares (thousands)     55,959    50,345    53,395    49,946
                                   =======   =======   =======   =======
Fully diluted per share amount     $  1.28   $  1.09   $  3.18   $  2.45
                                   =======   =======   =======   =======
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